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                                                                   EXHIBIT 12
                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        Year ended December 31,
                                        ------------------------------------------------------
(IN MILLIONS)                             1992        1993       1994       1995       1996
------------                           --------    --------    --------    -------    --------
Income (loss) before extraordinary
 charges and cumulative effects of
 accounting changes. . . . . . . . . . $(169.9)    $(319.2)    $(128.8)    $444.5    $(122.5)
Income tax provision (credit). . . . .   (59.4)     (147.7)      (35.5)     320.9      (66.0)
Minority interest in consolidated
 subsidiaries. . . . . . . . . . . . .     5.3         3.6         1.2       29.3        (.6)
Preferred stock dividend requirements
 of majority owned subsidiary. . . . .    (4.7)       (5.7)       (9.4)        --          --
Undistributed (earnings) loss of non-
 consolidated subsidiaries . . . . . .     6.0        13.3         9.1       (9.0)      (48.6)
Capitalized interest . . . . . . . . .   (47.4)      (10.8)       (4.7)     (13.2)      (11.7)
                                       --------    --------    --------    -------    --------
                                        (270.1)     (466.5)     (168.1)     772.5      (249.4)
                                       --------    --------    --------    -------    --------
                                       --------    --------    --------    -------    --------

Fixed charges:
 Interest charges (expensed and
  capitalized), amortization of debt
  discount and debt fees on all
  indebtedness . . . . . . . . . . . .   433.5       437.5       460.7      473.5       425.2
 Interest cost portion of rental
  expenses (33-1/3%) . . . . . . . . .    27.8        27.4        29.1       35.4        36.0
 Preferred stock dividend requirements
  of majority owned subsidiary . . . .     4.7         5.7         9.4         --          --
                                       --------    --------    --------    -------    --------
          Total fixed charges            466.0       470.6       499.2       508.9       461.2
                                       --------    --------    --------    -------    --------
                                       --------    --------    --------    -------    --------

Earnings before income taxes,
 undistributed (earnings) loss of
 non-consolidated subsidiaries,
 minority interest and fixed charges
 (excluding capitalized interest). . . $ 195.9     $  4.1     $  331.1   $ 1,281.4    $ 211.8
                                       --------    --------    --------    -------    --------

Ratio of earnings to fixed charges        (D)        (C)          (B)         2.52       (A)
                                       --------    --------    --------    -------    --------
                                       --------    --------    --------    -------    --------
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(A) The Company's earnings for the year ended December 31, 1996 were insufficient to cover fixed charges by $249.4 million.

(B) The Company's earnings for the year ended December 31, 1994 were insufficient to cover fixed charges by $168.1 million. Earnings for 1994 included a non-recurring pretax gain of $22.0 million relating to an involuntary conversion at the Company's Panama City, Florida pulp and paperboard mill. If such a nonrecurring event had not occurred, earnings would have been insufficient to cover the fixed charges by $190.1 million.

(C) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.

(D) The Company's earnings for the year ended December 31, 1992 were insufficient to cover fixed charges by $270.1 million.